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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       PRIME SUCCESSION ACQUISITION CORP.

                   _________________________________________

             Pursuant to Section 242 of the General Corporation Law
                            of the State of Delaware

                   _________________________________________

            PRIME SUCCESSION ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

            FIRST. Article FIRST of the Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

            "FIRST: The name of the Corporation is Prime Succession, Inc."

            SECOND. The Board of Directors of the Corporation, through an unanimous written consent, adopted a resolution proposing and declaring advisable the foregoing amendment, and said amendment has been adopted by the sole stockholder of the Corporation in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, Prime Succession Acquisition Corp. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its Chief Executive Officer, Gary L. Wright, and attested by its Secretary, Myles S. Cairns, this 26th day of August, 1996.

                                    PRIME SUCCESSION ACQUISITION CORP.

                                     /s/ Gary L. Wright
                                    __________________________________
                                    Gary L. Wright
                                    Chief Executive Officer

CORPORATE SEAL
Attest:


/s/ Myles S. Cairns
______________________________
Myles S. Cairns
Secretary